Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURUSANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2021, Global Innovative Platforms, Inc. (“we,” “our,” “us” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock with a par value of $0.0001 per share (“Common Stock”).

Description of Common Stock

We are authorized to issue 1,990,000,000 shares of our Common Stock, $0.0001 par value (the "Common Stock"). Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, and if, declared by our board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. Our board of directors is authorized to issue additional shares of our Common Stock within the limits authorized by our Articles of Incorporation and without stockholder action. All shares of Common Stock have equal voting rights, and voting rights are not cumulative.

Description of Preferred Stock

We are authorized to issue 10,000,000 shares of Preferred Stock with $0.0001 par value (the "Preferred Stock") with such relative rights, preferences and designations as may be determined by our Board of Directors in its sole discretion upon the issuance of any shares of Preferred Stock.

Transfer Agent

Our transfer agent is Signature Stock transfer, Inc., 14673 Midway Road, Suite 220, Addison, Texas, 75001. Their telephone number is (972) 612-4120.